Exhibit 99.1
Noranda Reports Fourth Quarter Results and Substantial Progress on 2014-2016 Productivity Program
Fourth Quarter 2013 Highlights and Recent Events

•	Average realized Midwest transaction price per pound shipped was $0.90, compared to $1.01 in fourth quarter 2012

•	Net Cash Cost was $0.78 per pound, compared to $0.82 per pound in fourth quarter 2012

•	Excluding special items, EPS was a $0.12 loss in fourth quarter 2013 and reported EPS was a $0.26 loss

•	Total fourth quarter 2013 segment profit was $20.8 million compared to $30.9 million in fourth quarter 2012

•	Operating activities provided $22.0 million of cash flow compared to $33.3 million in fourth quarter 2012

•
Initiated CORE projects expected to generate over $30 million of recurring run-rate savings for 2014 and filed rate design petition that, if approved, would reduce smelter power cost by over $0.08 per pound annually

Full Year 2013 Highlights

•	Average realized Midwest transaction price per pound shipped was $0.95, compared to $1.01 in 2012

•	Net Cash Cost was $0.83 per pound, compared to $0.81 per pound in 2012

•	Excluding special items, EPS was a $0.59 loss in 2013 and reported EPS was a $0.70 loss

•	Total segment profit was $93.1 million, compared to $134.7 million in 2012

•	Operating activities provided $62.8 million of cash flow for the year, compared to $18.9 million in 2012

•	Cash and cash equivalents totaled $79.4 million and total available liquidity was $196.4 million, calculated as of December 31, 2013
Franklin, Tennessee – February 19, 2014 – Noranda Aluminum Holding Corporation (NYSE: NOR) today reported results for fourth quarter and full year 2013 and provided an update on the Company's progress on key productivity projects.
"We delivered solid fourth quarter performance in our key operating metrics. We generated positive cash flow, and made meaningful progress on key productivity projects ,” said Layle K. (Kip) Smith, Noranda's President and Chief Executive Officer. "We saw solid fourth quarter demand for our primary value-added products. Our fourth quarter performance was a strong finish to 2013, which was a year of stable overall demand, focused cost control, and improved reliability and operating effectiveness. Through these efforts, in 2013 we offset all cost inflation and partially offset the effects of lower LME prices."
"For 2014, we will build on the foundation established in 2013," Smith continued. "The demand outlook for our key aluminum products is favorable, supporting stable volumes and product premiums. We continue to believe in the industry's long-term fundamentals despite continuing low LME prices. We are committed to the actions necessary to create a sustainable cost structure, including the February 2014 petition to reduce New Madrid's power rate and the December 2013 company-wide workforce reduction. With these and other actions we have created a pathway for a step-change in our financial performance to support both sustainable operations and accretive investments in our integrated platform in the coming year."
Progress on 2014-2016 CORE Productivity Program
The Company summarized its progress towards its $225 million CORE Productivity Program for 2014-2016:

•
On February 12, 2014, the Company filed with the Missouri Public Service Commission (“the Commission”) a petition to change the rate design for Ameren Missouri customers. If approved, the rate change would reduce the Company’s integrated net primary aluminum cash cost by over 8 cents per pound compared to New Madrid’s 2013 electricity rates.

•
Since announcing it's three year CORE productivity targets, excluding any effects of the rate design petition, the Company has initiated activities expected to generate over $30 million of recurring annual run-rate savings over the course of 2014. These actions included a December 2013 workforce reduction expected to generate approximately $15 million of annual savings.

Fourth Quarter 2013 Results
Sales for fourth quarter 2013 were $313.2 million, compared to $339.9 million in third quarter 2013 and $332.9 million in fourth quarter 2012.

•
Sequentially (comparing fourth quarter 2013 to third quarter 2013), sales decreased $26.7 million, or 8%, largely due to lower shipments in the Flat-Rolled Products segment. The combined effects of planned mill turnarounds and seasonal destocking by customers caused flat-rolled product shipments to decrease by 23% compared to third quarter, with a $34.0 million negative impact on sales. This decrease was partially offset by higher external shipments in the Bauxite, Alumina, and Primary Aluminum segments, each reflecting the improved operating reliability and stable demand that has been demonstrated throughout 2013.

•
Year-over-year (comparing fourth quarter 2013 to fourth quarter 2012), sales decreased $19.7 million, or 6%, due primarily to lower realized prices in the Alumina, Primary Aluminum, and Flat-Rolled segments, where prices are linked to the LME aluminum price. Improved year-over-year operating reliability in the Alumina and Primary Aluminum segments, were offset by lower year-over-year volumes in the Flat-Rolled Products segment, due to the effects of planned fourth quarter 2013 mill turnarounds and heavier fourth quarter customer destocking in 2013.

Total fourth quarter 2013 segment profit was $20.8 million, compared to $11.0 million in third quarter 2013 and $30.9 million in fourth quarter 2012.

•
Sequentially, segment profit increased largely due to a $16.9 million seasonal reduction in Primary Aluminum segment electricity costs as peak power rates are not in effect in the fourth quarter as they are in the third. This reduction was partially offset by the impact of lower aluminum prices and by lower shipment volumes in the Flat-Rolled Products segment.

•
Year-over-year, segment profit decreased, driven primarily by the $23.4 million impact of lower aluminum prices, as well higher natural gas prices and electricity costs, which had a combined negative impact totaling $5.1 million. The Company offset a substantial portion of these negative drivers through productivity improvements ($12.6 million from improved production rates and usage rates for key inputs), improved non-LME linked pricing ($5.0 million on external bauxite shipments and product premiums for primary and flat-rolled aluminum), and lower prices for key commodity inputs of $2.8 million.

Reported fourth quarter 2013 results were a $17.7 million net loss ($0.26 loss per diluted share), compared to an $18.2 million third quarter 2013 net loss ($0.27 loss per diluted share) and $4.2 million fourth quarter 2012 net income ($0.06 income per diluted share).
Excluding special items, Noranda's fourth quarter 2013 results were a net loss of $8.5 million ($0.12 loss per diluted share), compared to a net loss of $20.3 million ($0.30 loss per diluted share) in third quarter 2013 and a net loss of $7.8 million ($0.12 loss per diluted share) in fourth quarter 2012.

•
The $11.8 million sequential decrease in net loss (excluding special items) primarily reflects a $9.8 million ($6.0 million after-tax) increase in segment profit combined with lower depreciation expense and favorable changes in LIFO-basis inventory adjustments.

The $0.7 million year-over-year increase in net loss (excluding special items) primarily reflects a $10.1 million decrease in segment profit ($6.2 million after-tax) and higher interest expense, offset by the impacts of lower depreciation expense, and favorable changes in LIFO-basis inventory adjustments.
Full Year Results
Sales for the year ended December 31, 2013 were $1.3 billion, compared to $1.4 billion in the year ended December 31, 2012. The $51.4 million decrease in sales, was primarily attributable to $48.5 million of lower realized prices in the Alumina, Primary Aluminum, and Flat-Rolled Products segments, primarily due to lower LME aluminum prices in 2013. Strong operational performance and stable demand in the Company's Bauxite, Alumina, and Primary Aluminum segments drove improved shipment levels for those products. In the Flat-Rolled segment, the effects of planned fourth quarter 2013 mill turnarounds and heavier fourth quarter customer destocking in 2013 contributed to the year-over-year revenue decline.
Total segment profit decreased $41.6 million, to $93.1 million in 2013 from $134.7 million in 2012. Lower aluminum prices had a negative $49.5 million impact, and higher electricity and natural gas prices had a combined negative impact of $33.5 million. The Company offset a substantial portion of these negative drivers through productivity improvements ($22.8 million from improved production rates and usage rates for key inputs), improved non-LME linked pricing ($15.5 million on external bauxite shipments and product premiums for primary and flat-rolled aluminum), and lower prices for key commodity inputs ($6.5 million).

Segment Information

	Three months ended
	December 31, 2013	September 30, 2013	December 31, 2012
Key Primary Aluminum segment metrics:
Average realized Midwest transaction price (per pound)	$0.90	$0.92	$1.01
Net Cash Cost (per pound shipped)	$0.78	$0.89	$0.82
Total primary aluminum shipments (pounds, in millions)	150.5	149.0	145.1
Segment profit (loss) (in millions):
Bauxite	$1.0	$2.3	$(4.1)
Alumina	2.8	3.9	5.8
Primary Aluminum	14.9	(1.1)	24.8
Eliminations	0.5	(0.2)	1.3
Total integrated upstream business segment profit	19.2	4.9	27.8
Flat-Rolled Products	8.4	13.6	10.3
Corporate	(6.8)	(7.5)	(7.2)
Total segment profit	$20.8	$11.0	$30.9
Bauxite. The Bauxite segment reported a $1.0 million segment profit in fourth quarter 2013, compared to $2.3 million in third quarter 2013 and a loss of $4.1 million in fourth quarter 2012.

•
Sequentially, the $1.3 million decrease in Bauxite segment profit reflects the $0.7 million impact of lower selling prices and a $0.5 million increase in demurrage costs associated with weather-related ship loading delays.

•
Year-over year the $5.1 million improvement in segment performance was driven by a $4.8 million favorable impact of improved reliability and efficiency in the segment's mining and shipping operations and a $1.0 million impact from improved third party pricing. These favorable effects were partially offset by lower internal selling prices and higher diesel fuel prices.

Alumina. The Alumina segment reported a $2.8 million segment profit in fourth quarter 2013, compared to $3.9 million in third quarter 2013 and $5.8 million in fourth quarter 2012.

•	Sequentially, Alumina segment results reflect a $0.9 million unfavorable impact of lower LME-linked prices, with production rates and shipping levels remaining stable on a quarter-to-quarter basis.

•
Year-over-year Alumina segment profit decreased by $3.0 million, due to a $7.8 million negative impact from lower LME-linked prices and the $2.2 million impact of higher natural gas prices. The Company was able to offset the majority of these negatives with $4.8 million of productivity improvements in the form of higher volumes and improved usage rates for key inputs.

Primary Aluminum. Segment profit in fourth quarter 2013 was $14.9 million, compared to a loss of $1.1 million in third quarter 2013 and segment profit of $24.8 million in fourth quarter 2012.

•
Sequentially, Primary Aluminum segment profit increased by $16.0 million, primarily reflecting the benefit of relief from normal seasonal peak power rates in third quarter 2013. There are no seasonal peak power rates in first or fourth quarters.

•
Year-over-year Primary Aluminum segment profit decreased by $9.9 million, driven largely by a net $14.7 million negative impact of lower LME-linked prices and the $2.9 million negative impact from higher electricity costs. The Company was able to offset a large portion of these negative drivers through productivity improvements ($2.9 million from improved production rates and usage rates for key inputs), higher product premiums on value-added products of $3.3 million, and lower prices for key commodity inputs of $1.5 million.

Net Integrated Aluminum Cash Cost. Net Cash Cost in fourth quarter 2013 was $0.78, compared to $0.89 in third quarter 2013 and $0.82 in fourth quarter 2012.

•	Sequentially, Net Cash Cost decreased by $0.11 per pound, reflecting the benefit of relief from normal seasonal peak power rates in the Primary Aluminum segment.

•
Year-over-year Net Cash Cost decreased by $0.04 per pound, as a $0.06 per pound benefit of improved production rates and usage rates for key inputs and a $0.03 per pound benefit from improved value-added product premiums outpaced the combined $0.05 per pound negative effects of higher electricity rates and lower LME-linked prices for alumina sales.

Flat-Rolled Products. Segment profit in fourth quarter 2013 was $8.4 million, compared to $13.6 million in third quarter 2013 and $10.3 million in fourth quarter 2012.

•	Sequentially, the decrease in segment profit was due to lower shipment volumes, partially offset by $1.0 million of mix-related improvements in fabrication premiums.

•	Year-over-year segment profit decreased due to lower shipment levels and the negative affects of metal timing in a period of declining prices.
Corporate. Corporate expenses in fourth quarter 2013 were $6.8 million, compared to $7.5 million in third quarter 2013 and $7.2 million in fourth quarter 2012. Sequentially, corporate expenses were lower due primarily to lower consulting and other professional fees in fourth quarter 2013 compared to third quarter 2013.
Liquidity and Capital Resources
At December 31, 2013, the Company had $79.4 million of cash and cash equivalents, a $15.5 million increase from September 30, 2013. The table below summarizes the key drivers behind changes in the Company's cash positions for each period:

	Three months ended
(in millions)	December 31, 2013	September 30, 2013	December 31, 2012
Segment profit	$20.8	$11.0	$30.9
Gas hedges	—	—	(8.1)
Prepaid expenses and other	(3.9)	(2.6)	(2.8)
Interest paid	(21.5)	(7.5)	(11.7)
Taxes (paid) refunded	2.4	(0.1)	0.1
Operating working capital	24.2	25.3	24.9
Cash provided by operating activities	22.0	26.1	33.3
Cash used in investing activities	(15.6)	(16.1)	(27.6)
Cash provided by (used in) financing activities	9.1	(3.9)	(3.5)
Change in cash and cash equivalents	$15.5	$6.1	$2.2
Fourth quarter 2013 financing activities include $11.0 million of borrowings from a third party financing agreement in place but undrawn since December 2012. This agreement allows the Company to borrow up to $20.0 million to fund capital improvements related to port expansion and railing improvements designed to increase shipping capacity at the St. Ann bauxite mining operation.
There were no borrowings outstanding as of December 31, 2013 under the Company's asset-based revolving credit facility, and available borrowing capacity under the facility was $117.0 million, calculated as of December 31, 2013. Together with $79.4 million of cash and cash equivalents, the Company's total available liquidity at the end of 2013 was $196.4 million.

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data and where noted)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	$	$	$	$
Sales	313.2	332.9	1,343.5	1,394.9
Operating costs and expenses:
Cost of sales	298.8	318.3	1,271.9	1,277.7
Selling, general and administrative expenses	27.3	17.8	97.1	82.6
Total operating costs and expenses	326.1	336.1	1,369.0	1,360.3
Operating income (loss)	(12.9)	(3.2)	(25.5)	34.6
Other (income) expense:
Interest expense, net	12.6	8.9	47.5	33.1
(Gain) loss on hedging activities, net	2.3	(18.7)	2.3	(81.2)
Debt refinancing expense	—	—	2.5	8.1
Total other (income) expense, net	14.9	(9.8)	52.3	(40.0)
Income (loss) before income taxes	(27.8)	6.6	(77.8)	74.6
Income tax expense (benefit)	(10.1)	2.4	(30.2)	25.1
Net income (loss)	(17.7)	4.2	(47.6)	49.5
Net income (loss) per common share:
Basic	$(0.26)	$0.06	$(0.70)	$0.73
Diluted	$(0.26)	$0.06	$(0.70)	$0.72
Weighted-average common shares outstanding:
Basic	68.05	67.73	67.94	67.55
Diluted	68.05	69.17	67.94	69.12
Cash dividends declared per common share	$0.01	$0.04	$0.13	$1.41
External sales by segment:
Bauxite	13.0	13.6	46.8	50.9
Alumina	53.7	45.9	196.6	208.0
Primary Aluminum	135.2	142.0	543.8	555.1
Flat-Rolled Products	111.3	131.4	556.3	580.9
Total	313.2	332.9	1,343.5	1,394.9
Segment profit (loss):
Bauxite	1.0	(4.1)	8.2	(0.2)
Alumina	2.8	5.8	13.6	35.0
Primary Aluminum	14.9	24.8	51.9	76.7
Flat-Rolled Products	8.4	10.3	50.0	51.4
Corporate	(6.8)	(7.2)	(31.1)	(29.5)
Eliminations	0.5	1.3	0.5	1.3
Total	20.8	30.9	93.1	134.7
Financial and other data:
Average realized Midwest transaction price (per pound)	$0.90	$1.01	$0.95	$1.01
Net Cash Cost (per pound shipped)	$0.78	$0.82	$0.83	$0.81
Shipments:
External shipments:
Bauxite (kMts)	554.7	629.1	1,983.8	2,306.0
Alumina (kMts)	177.0	138.0	625.0	617.0
Primary Aluminum (pounds, in millions)	131.5	127.6	504.8	496.7
Flat-Rolled Products (pounds, in millions)	76.6	86.6	372.5	379.4
Intersegment shipments:
Bauxite (kMts)	666.8	556.4	2,723.6	2,454.0
Alumina (kMts)	112.7	124.0	535.8	493.0
Primary Aluminum (pounds, in millions)	19.0	17.5	84.4	75.6

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except par value)
(unaudited)

	December 31,
	2013	2012
	$	$
ASSETS
Current assets:
Cash and cash equivalents	79.4	36.1
Accounts receivable, net	86.7	106.6
Inventories, net	178.7	195.8
Taxes receivable	2.6	2.0
Prepaid expenses	4.6	8.9
Other current assets	12.3	18.9
Total current assets	364.3	368.3
Property, plant and equipment, net	677.2	694.5
Goodwill	137.6	137.6
Other intangible assets, net	55.2	61.2
Other assets	87.8	96.1
Total assets	1,322.1	1,357.7
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	89.2	107.2
Accrued liabilities	61.0	58.8
Derivative liabilities, net	4.0	1.8
Deferred tax liabilities	2.1	16.8
Current portion of long-term debt	4.9	3.3
Total current liabilities	161.2	187.9
Long-term debt, net	654.2	592.4
Long-term derivative liabilities, net	0.2	0.1
Pension and other post-retirement benefit ("OPEB") liabilities	115.8	187.2
Other long-term liabilities	49.8	52.3
Long-term deferred tax liabilities	193.6	183.5
Common stock subject to redemption (0.2 shares at December 31, 2012)	—	2.0
Shareholders’ equity:
Preferred stock (25.0 shares authorized, $0.01 par value; no shares issued and outstanding at December 31, 2013 and December 31, 2012)	—	—
Common stock (200.0 shares authorized; $0.01 par value; 68.1 shares issued and outstanding at December 31, 2013; 67.7 shares issued and outstanding at December 31, 2012, including 0.2 shares subject to redemption at December 31, 2012)	0.7	0.7
Capital in excess of par value	239.7	233.4
Retained earnings (accumulated deficit)	(38.7)	17.9
Accumulated other comprehensive loss	(60.4)	(105.7)
Total shareholders’ equity	141.3	146.3
Non-controlling interest	6.0	6.0
Total equity	147.3	152.3
Total liabilities and equity	1,322.1	1,357.7

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	$	$	$	$
OPERATING ACTIVITIES
Net income (loss)	(17.7)	4.2	(47.6)	49.5
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	25.1	28.3	96.0	98.5
Non-cash interest expense	0.6	0.7	2.6	2.8
Last in, first out and lower of cost or market inventory adjustments	(3.7)	4.6	(2.6)	(9.7)
Asset impairment	3.2	—	5.9	—
Gain on disposal of assets	—	(3.6)	(0.5)	(5.0)
Gain on hedging activities, excluding cash settlements	(0.4)	(27.9)	(6.1)	(127.5)
Debt refinancing expense	—	—	2.5	8.1
Deferred income taxes	(9.5)	(4.4)	(32.6)	(2.3)
Share-based compensation expense	1.4	0.9	4.8	4.8
Excess tax benefit related to share-based payment arrangements	—	(0.1)	—	(0.1)
Changes in other assets	3.5	(3.7)	1.0	(10.3)
Changes in pension, other post-retirement and other long-term liabilities	(0.6)	6.0	7.2	4.7
Changes in current operating assets and liabilities:
Accounts receivable, net	19.1	16.2	19.9	1.0
Inventories, net	18.2	2.8	19.5	(0.7)
Taxes receivable and taxes payable	1.8	6.3	(1.0)	(4.8)
Other current assets	2.6	(2.2)	12.3	22.4
Accounts payable	(13.1)	5.9	(20.7)	16.2
Accrued liabilities	(8.5)	(0.7)	2.2	(28.7)
Cash provided by operating activities	22.0	33.3	62.8	18.9
INVESTING ACTIVITIES
Capital expenditures	(15.6)	(28.1)	(71.3)	(87.9)
Proceeds from sale of property, plant and equipment	—	0.5	0.9	5.3
Cash used in investing activities	(15.6)	(27.6)	(70.4)	(82.6)
FINANCING ACTIVITIES
Shares tendered for taxes, share-based payment arrangements, net of proceeds from issuance of common shares	(0.1)	0.1	(0.2)	0.2
Dividends paid to shareholders	(0.6)	(2.9)	(8.8)	(95.1)
Distributions paid to share-based award holders	—	—	—	(3.1)
Repayments of long-term debt	(1.2)	(0.8)	(280.0)	(155.0)
Borrowings on long-term debt, net	11.0	—	342.8	322.6
Payments of financing costs	—	—	(2.9)	(12.6)
Excess tax benefit related to share-based payment arrangements	—	0.1	—	0.1
Cash provided by (used in) financing activities	9.1	(3.5)	50.9	57.1
Change in cash and cash equivalents	15.5	2.2	43.3	(6.6)
Cash and cash equivalents, beginning of period	63.9	33.9	36.1	42.7
Cash and cash equivalents, end of period	79.4	36.1	79.4	36.1

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Three months ended December 31, 2013
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	13.0	53.7	135.2	111.3	—	—	313.2
Intersegment	19.5	28.7	16.9	—	—	(65.1)	—
Total sales	32.5	82.4	152.1	111.3	—	(65.1)	313.2

Capital expenditures	2.1	2.9	6.4	3.8	0.4	—	15.6
Reconciliation of segment profit (loss) to operating income (loss):
Segment profit (loss)	1.0	2.8	14.9	8.4	(6.8)	0.5	20.8
Depreciation and amortization	(1.6)	(6.1)	(10.3)	(6.9)	(0.2)	—	(25.1)
Last in, first out and lower of cost or market inventory adjustments	—	—	1.3	2.0	—	0.4	3.7
Asset impairment	—	—	—	(3.2)	—	—	(3.2)
Non-cash pension, accretion and stock compensation	—	(0.2)	(1.8)	(2.1)	(1.7)	—	(5.8)
Restructuring, relocation and severance	(0.7)	(0.7)	(1.9)	(1.5)	(1.2)	—	(6.0)
Consulting fees	—	—	—	—	(0.1)	—	(0.1)
Cash settlements on hedging transactions	—	—	0.4	2.1	—	—	2.5
Other, net	—	(0.3)	—	(0.1)	1.1	(0.4)	0.3
Operating income (loss)	(1.3)	(4.5)	2.6	(1.3)	(8.9)	0.5	(12.9)
Interest expense, net							12.6
Gain on hedging activities, net							2.3
Total other expense, net							14.9
Loss before income taxes							(27.8)

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Three months ended December 31, 2012
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	13.6	45.9	142.0	131.4	—	—	332.9
Intersegment	17.5	34.9	17.3	—	—	(69.7)	—
Total sales	31.1	80.8	159.3	131.4	—	(69.7)	332.9

Capital expenditures	1.1	6.9	15.3	3.9	0.9	—	28.1
Reconciliation of segment profit (loss) to operating income (loss):
Segment profit (loss)	(4.1)	5.8	24.8	10.3	(7.2)	1.3	30.9
Depreciation and amortization (1)	(2.4)	(5.3)	(15.4)	(4.9)	(0.3)	—	(28.3)
Last in, first out and lower of cost or market inventory adjustments	—	—	(1.8)	(3.1)	—	0.3	(4.6)
Gain on disposal of assets	0.1	0.1	3.1	0.3	—	—	3.6
Non-cash pension, accretion and stock compensation	0.1	(0.2)	(1.8)	(1.2)	(1.3)	—	(4.4)
Consulting fees	—	(0.1)	(0.1)	(0.1)	(0.1)	—	(0.4)
Cash settlements on hedging transactions	—	—	0.2	0.5	—	—	0.7
Other, net	(0.2)	(0.1)	(0.6)	(0.5)	1.1	(0.4)	(0.7)
Operating income (loss)	(6.5)	0.2	8.4	1.3	(7.8)	1.2	(3.2)
Interest expense, net							8.9
Gain on hedging activities, net							(18.7)
Total other income, net							(9.8)
Income before income taxes							6.6

(1)
During fourth quarter 2012, the Company recorded a reclassification adjustment related to previous 2012 quarters that increased fourth quarter depreciation expense by $3.3 million and increased gain on disposal of assets by the same amount.

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Year ended December 31, 2013
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	46.8	196.6	543.8	556.3	—	—	1,343.5
Intersegment	82.2	144.2	79.1	—	—	(305.5)	—
Total sales	129.0	340.8	622.9	556.3	—	(305.5)	1,343.5

Capital expenditures	10.8	16.0	29.6	12.5	2.4	—	71.3
Reconciliation of segment profit (loss) to operating income (loss):
Segment profit (loss)	8.2	13.6	51.9	50.0	(31.1)	0.5	93.1
Depreciation and amortization	(9.5)	(22.7)	(41.7)	(21.3)	(0.8)	—	(96.0)
Last in, first out and lower of cost or market inventory adjustments	—	—	4.0	(1.4)	—	—	2.6
Gain (loss) on disposal of assets	(0.1)	0.5	0.1	—	—	—	0.5
Asset impairment	—	—	—	(5.9)	—	—	(5.9)
Non-cash pension, accretion and stock compensation	0.1	(0.9)	(7.1)	(6.5)	(6.1)	—	(20.5)
Restructuring, relocation and severance	(0.7)	(0.9)	(2.2)	(1.6)	(2.5)	—	(7.9)
Consulting fees	—	—	—	—	(0.5)	—	(0.5)
Cash settlements on hedging transactions	—	—	1.7	7.4	—	—	9.1
Other, net	—	(0.6)	—	(0.1)	0.7	—	—
Operating income (loss)	(2.0)	(11.0)	6.7	20.6	(40.3)	0.5	(25.5)
Interest expense, net							47.5
Gain on hedging activities, net							2.3
Debt refinancing expense							2.5
Total other expense, net							52.3
Loss before income taxes							(77.8)

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Year ended December 31, 2012
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	50.9	208.0	555.1	580.9	—	—	1,394.9
Intersegment	79.3	141.1	75.5	—	—	(295.9)	—
Total sales	130.2	349.1	630.6	580.9	—	(295.9)	1,394.9

Capital expenditures	7.7	19.7	43.1	14.3	3.1	—	87.9
Reconciliation of segment profit (loss) to operating income (loss):
Segment profit (loss)	(0.2)	35.0	76.7	51.4	(29.5)	1.3	134.7
Depreciation and amortization	(8.7)	(21.6)	(48.3)	(18.6)	(1.3)	—	(98.5)
Last in, first out and lower of cost or market inventory adjustments	—	—	5.6	4.1	—	—	9.7
Gain on disposal of assets	0.3	0.1	0.1	4.5	—	—	5.0
Non-cash pension, accretion and stock compensation	—	(0.8)	(5.9)	(4.9)	(5.9)	—	(17.5)
Relocation and severance	—	(0.1)	(0.2)	(0.3)	(0.3)	—	(0.9)
Consulting fees	—	—	—	—	(0.7)	—	(0.7)
Cash settlements on hedging transactions	—	—	0.9	6.8	—	—	7.7
Other, net	(0.2)	(0.5)	(4.1)	(0.5)	0.9	(0.5)	(4.9)
Operating income (loss)	(8.8)	12.1	24.8	42.5	(36.8)	0.8	34.6
Interest expense, net							33.1
Gain on hedging activities, net							(81.2)
Debt refinancing expense							8.1
Total other income, net							(40.0)
Income before income taxes							74.6

ADJUSTED EBITDA
(in millions)
(unaudited)
Management uses "Adjusted EBITDA", referred to as "EBITDA" in the Company's debt agreements, as a liquidity measure. The Company's debt agreements do not require it to achieve any specified level of Adjusted EBITDA, or ratio of Adjusted EBITDA to any other financial metric, in order to avoid a default (subject, in the case of the senior secured revolving credit facility, to its maintaining minimum availability thereunder). As used herein, Adjusted EBITDA means net income before income taxes, net interest expense, depreciation and amortization, adjusted to eliminate certain non-cash expenses and other specified items of income or expense as outlined below (in millions):

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	$	$	$	$
Adjusted EBITDA	20.8	22.8	93.1	96.9
Last in, first out and lower of cost or market inventory adjustments (a)	3.7	(4.6)	2.6	9.7
Gain (loss) on disposal of assets	—	3.6	0.5	5.0
Asset impairment	(3.2)	—	(5.9)	—
Non-cash pension, accretion and stock compensation	(5.8)	(4.4)	(20.5)	(17.5)
Relocation and severance	(6.0)	(0.4)	(7.9)	(0.9)
Consulting fees	(0.1)	—	(0.5)	(0.7)
Debt refinancing expense	—	—	(2.5)	(8.1)
Non-cash derivative gains (b)	0.2	27.6	6.8	126.7
Other, net	0.3	(0.8)	—	(4.9)
Depreciation and amortization	(25.1)	(28.3)	(96.0)	(98.5)
Interest expense, net	(12.6)	(8.9)	(47.5)	(33.1)
Income tax	10.1	(2.4)	30.2	(25.1)
Net income (loss)	(17.7)	4.2	(47.6)	49.5

(a)
The Company’s New Madrid smelter and the Company's rolling mills use the LIFO method of inventory accounting for financial reporting and tax purposes. This adjustment restates net income to the FIFO method by eliminating LIFO expenses related to inventories held at the New Madrid smelter and the rolling mills. Product inventories at Gramercy and St. Ann and supplies inventories at New Madrid are stated at lower of weighted-average cost or market, and are not subject to the LIFO adjustment. The Company also reduces inventories to the lower of cost (adjusted for purchase accounting) or market value.

(b)
At various times, the Company has used derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of those derivative financial instruments.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and may not be comparable to similarly titled measures used by other companies in the Company’s industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to the Company; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, the Company’s working capital needs; and does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider the Company’s Adjusted EBITDA as an alternative to operating income or net income, determined in accordance with U.S. GAAP, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of the Company’s cash flows or as a measure of liquidity.

The following table reconciles Adjusted EBITDA to cash flow from operating activities for the periods presented (in millions):

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	$	$	$	$
Adjusted EBITDA	20.8	22.8	93.1	96.9
Stock compensation expense	1.4	0.9	4.8	4.8
Changes in other assets	3.5	(3.7)	1.0	(10.3)
Changes in pension, other post-retirement liabilities and other long-term liabilities	(0.6)	6.0	7.2	4.7
Changes in current operating assets and liabilities	20.1	28.3	32.2	5.4
Changes in current income taxes	0.6	(6.9)	(2.4)	(27.5)
Changes in accrued interest	(12.0)	(8.2)	(44.9)	(30.3)
Non-cash pension, accretion and stock compensation	(5.8)	(4.4)	(20.5)	(17.5)
Restructuring, relocation and severance	(6.0)	(0.4)	(7.9)	(0.9)
Consulting and sponsor fees	(0.1)	—	(0.5)	(0.7)
Other, net	0.1	(1.1)	0.7	(5.7)
Cash flow provided by operating activities	22.0	33.3	62.8	18.9

NORANDA ALUMINUM HOLDING CORPORATION
NET CASH COST OF PRIMARY ALUMINUM
(unaudited)
Net cash cost of primary aluminum per pound represents the costs of producing commodity grade aluminum net of value-added premiums on primary aluminum sales. The Company has provided net cash cost per pound of aluminum shipped because it provides investors with additional information to measure operating performance. Using this metric, investors are able to assess the prevailing LME price plus Midwest premium per pound versus unit net costs per pound shipped. Net cash cost per pound is positively or negatively impacted by changes in primary aluminum, alumina and bauxite production and sales volumes, natural gas and oil related costs, seasonality in electrical contract rates, and increases or decreases in other production related costs. Net cash cost per pound is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures used by other companies. Net cash cost per pound shipped should not be considered in isolation from or as an alternative to any performance measures derived in accordance with U.S. GAAP. The following table shows the calculation of net cash cost of primary aluminum:

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Total primary aluminum cash cost (in millions)(a)	$117.3	$119.1	$487.8	$465.2
Total shipments (pounds in millions)	150.5	145.1	589.2	572.3
Net Cash Cost (per pound shipped) (b)	$0.78	$0.82	$0.83	$0.81

(a) Total primary aluminum cash cost is calculated below (in millions):
Total primary aluminum revenue	$152.1	$159.3	$622.9	$630.6
Less fabrication premiums and other revenue	(15.6)	(12.4)	(60.9)	(52.6)
Realized Midwest transaction price revenue	136.5	146.9	562.0	578.0

Primary Aluminum segment profit (loss)	14.9	24.8	51.9	76.7
Alumina segment profit	2.8	5.8	13.6	35.0
Bauxite segment profit	1.0	(4.1)	8.2	(0.2)
Profit Eliminations	0.5	1.3	0.5	1.3
Total	19.2	27.8	74.2	112.8
Total primary aluminum cash cost (in millions)	$117.3	$119.1	$487.8	$465.2

(b)	Net Cash Cost may not recalculate precisely as shown due to rounding.

NORANDA ALUMINUM HOLDING CORPORATION
CALCULATION OF DILUTED EARNINGS (LOSS) PER SHARE,
EXCLUDING SPECIAL ITEMS
(in millions, except per share information)
(unaudited)
"Net income (loss), excluding special items" means net income (loss) adjusted to eliminate the impact of certain transactions and events referred to as "special items," as listed herein. "Diluted earnings (loss) per share, excluding special items" refers to net income (loss) excluding special items, divided by the number of diluted weighted-average common shares outstanding. Management has provided net income (loss), excluding special items and diluted earnings (loss) per share, excluding special items because the measure provides investors with additional information with which to measure operating results. Using these metrics, investors are able to assess the impact of certain transactions and events on earnings and to compare net income (loss) from period to period with the impact of those transactions and events removed from all periods. Management believes this metric is a valuable tool in assisting investors to compare financial results from period to period.
Net income (loss), excluding special items may not be comparable to similarly titled measures used by other companies. Net income (loss), excluding special items should not be considered in isolation from or as an alternative to net income (loss) or any other performance measures derived in accordance with U.S. GAAP. Net income (loss), excluding special items has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of results as reported under U.S. GAAP.
Special items and diluted earnings (loss) per share, excluding special items are outlined below (in millions):

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	$	$	$	$
	Increase (decrease) to net income		Increase (decrease) to net income
Special items:
Gain (loss) on hedging activities	(2.3)	18.7	(2.3)	81.2
Workforce reduction (1)	(7.2)	—	(7.2)	—
Asset impairment (2)	(5.5)	—	(5.5)	—
Debt refinancing expense (3)	—	—	(2.5)	(8.6)
Labor negotiation contingency cost (4)	—	(0.6)	—	(4.1)
Modification of stock options (5)	—	0.2	—	(0.8)
Gain on sale of idle mill mill equipment	—	—	—	4.5
Total special items (pre-tax)	(15.0)	18.3	(17.5)	72.2
Diluted earnings per share, excluding special items:
Pre-tax income (loss)	(27.8)	6.6	(77.8)	74.6
Pre-tax impact of special items	15.0	(18.3)	17.5	(72.2)
Pre-tax income (loss), excluding special items	(12.8)	(11.7)	(60.3)	2.4
Income tax (benefit) expense, excluding special items (6)	(4.3)	(3.9)	(20.2)	0.8
Net income (loss), excluding special items	(8.5)	(7.8)	(40.1)	1.6
Weighted-average common shares outstanding, diluted (shares, in millions) (7)	68.05	67.73	67.94	69.12
Diluted earnings (loss) per share, excluding special items	(0.12)	(0.12)	(0.59)	0.02

(1)
The Company recorded expense of $0.8 million related to an executive separation agreement in fourth quarter 2013 and $6.4 million for severance and other termination benefits in connection with its October 2013 workforce reduction at its Salisbury, NC flat rolled products facility and its Company-wide workforce reduction in December 2013.

(2)
The Company accelerated depreciation of $2.3 million and recorded impairment expense of $3.2 million in selling, general and administrative expenses to reduce the carrying value of certain fixed assets and other assets in connection with the workforce reduction at its Salisbury, NC flat rolled products facility.

(3)
Includes, for the year ended December 31, 2013, debt refinancing expense representing the write-off of deferred financing costs and third party fees related to the AcquisitionCo Notes due 2015. Includes, for the year ended December 31, 2012, $8.1 million of costs related to the 2012 refinancing and the related tender offer, including creditor and third-party fees as well as the write-off of deferred financing fees. The amount for the year ended December 31, 2012 also includes $0.5 million of costs related to the public secondary offering of 10 million shares of common stock by Apollo.

(4)	In 2012, the Company expensed $4.1 million of contingency costs related to assembling a back-up labor force during the renegotiation of its collective bargaining agreement at its New Madrid smelter.

(5)
During the year ended December 31, 2012, holders of stock options, service-vesting restricted stock and restricted stock units were paid cash for the $1.25 per share supplemental dividend. The Company accelerated $1.2 million of share-based payment compensation expense in connection with this award modification. Share-based payment compensation cost related to the modified awards of $0.4 million would have been recognized ratably throughout second, third and fourth quarter 2012 had the modification not occurred.

(6)
Income taxes, excluding special items were calculated using the Company's estimated annual effective tax rate from continuing operations, which was 33.5% for the three months and year ended December 31, 2013 and 33.6% for the three months and year ended December 31, 2012.

(7)	For periods with a net loss, potential common shares were excluded from the weighted-average common shares outstanding because these potential shares would have been antidilutive.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation: the cyclical nature of the aluminum industry and fluctuating commodity prices, which cause variability in earnings and cash flows; a downturn in general economic conditions, including changes in interest rates, as well as a downturn in the end-use markets for certain of the Company’s products; fluctuations in the relative cost of certain raw materials and energy compared to the price of primary aluminum and aluminum rolled products; the effects of competition in Noranda’s business lines; Noranda’s ability to retain customers, a substantial number of which do not have long-term contractual arrangements with the Company; the ability to fulfill the business’s substantial capital investment needs; labor relations (i.e. disruptions, strikes or work stoppages) and labor costs; unexpected issues arising in connection with Noranda’s operations outside of the United States; the ability to retain key management personnel; and Noranda’s expectations with respect to its acquisition activity, or difficulties encountered in connection with acquisitions, dispositions or similar transactions.
Forward-looking statements contain words such as "believes," "expects," "may," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs.
For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. Management believes that these measures are helpful to investors in measuring financial performance and comparing performance to that of its peers. However, these non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for U.S. GAAP financial measures. To the extent non-GAAP financial measures are discussed on the earnings call, a reconciliation of each measure to the most directly comparable U.S. GAAP measure will be available within this press release or within the presentation slides filed as Exhibit 99.2 to the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release.
About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company affiliated with its private equity sponsor.
Earnings Conference Call
At 10:00 AM Eastern on February 19, 2014, Noranda Aluminum Holding Corporation (NYSE: NOR) will host a conference call to discuss results for fourth quarter and full year 2013. The call will be broadcast over the Internet on the Company's homepage at www.norandaaluminum.com/investor. The webcast will be archived shortly after the conference call concludes and will be available for replay. Please dial the appropriate number below at least 15 minutes prior to the start of the call to participate in the question-and-answer session.
U.S. participants: (855) 232-8956
International participants: (315) 625-6978
Conference ID: 30596891

Contact
Noranda Aluminum Holding Corporation
Dale W. Boyles
Chief Financial Officer
(615) 771-5789
dale.boyles@noralinc.com

John A. Parker
Vice President of Communication and Investor Relations
(615) 771-5734
john.parker@noralinc.com